EXHIBIT 99.1

IZEA Q1 2012 EARNINGS CALL TRANSCRIPT

OPERATOR: Good morning gentlemen, and thank you for standing by. Welcome to the IZEA Q1 2012 investor update. During the presentation all participants are in a listen-only mode. Afterwards we will conduct a question and answer session, at that time if you have a question please press star then the number one on your telephone keypad. I will now turn the call over to Ryan Schram.

RYAN SCHRAM: Good morning everybody and welcome to today's IZEA Fiscal 2012 Q1 investor update. I'm Ryan Schram and I am Chief Marketing Officer for IZEA, we are pleased to have with us this morning on the call IZEA Founder and CEO Ted Murphy and Chief Financial Officer Donna Mackenzie. As a reminder, today's call might contain forward-looking statements within the meaning of 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA and general economic conditions that may be less favorable than expected. In light of these risks and uncertainties there can be no assurance that the forward-looking information contained in this respect will in fact occur. Now with that out of the way we'll hear from Donna and she'll walk us through the Q1 results and then we'll hear from Ted. Following Ted, as the operator said, we'll open the line for questions. With that, let's begin, here's IZEA's Chief Financial Officer Donna Mackenzie.

DONNA MACKENZIE: Thank you Ryan and good morning everyone. Early this week the company filed its 10-Q for the first quarter ended March 31, 2012. Therefore, I will only briefly highlight a few key points contained in our first quarter results. For the first three months ended March 31, 2012, the company reported net sales of approximately $1,645,000 versus net sales of approximately $922,000 in the first quarter of the prior fiscal year, an increase of 78 percent. Our gross profit percentage increased 8 points from 52 percent in the prior year first quarter to 60 percent in the current year first quarter. The company's operating expenses increased from approximately $1.1 million in the prior year first quarter to approximately $1.9 million in the current year first quarter. This increase is primarily attributable to increased headcount, professional fees and the cost of being a public company. The company's cash flow used in operations was $568,000 in the current year first quarter and was $666,000 in the prior year first quarter. Finally, the company has recently announced we have raised an additional $1.3 million in capital from a private placement to fund ongoing operations. Now I will turn it over to our CEO Ted Murphy.

TED MURPHY: Thank you Donna, good morning everyone. As Donna shared, we had strong performance in Q1. We anticipate further positive performance through this year as we recently shared in our 2012 guidance. Per our guidance, IZEA's revenue is expected to double compared to fiscal year 2011 to $8.6 million. We're already seeing the results of our localized sales strategy and have hired new team members in New York, Seattle and Dallas. Our pipeline is growing an average of 8 percent month-over-month and is now at just over $9 million. This is an increase of 50 percent since January 2012 and has doubled since this time last year. We'll continue to invest in key sales and marketing initiatives to raise awareness of the IZEA product offerings to marketers. This includes hiring an additional eight to ten salespeople and dedicating resources to advertising, event sponsorships and press campaigns. We see opportunities to continue growing our gross profit margin as we optimize existing platforms, invest in new technology and create greater demand for managed services and customized campaigns. One investment we are excited to announce this morning is a new platform called Staree. Today Staree graduates from its beta phase. If you receive our investor communications you might have seen the announcement come to you just moments ago. Staree allows users to earn money when they post photos and videos through the site. It is currently integrated with Twitter and Facebook and will add support for other social media services over time. We already have several hundred celebrities with profiles live or in queue for processing and we've retained two members of a popular boy band and Nickelodeon TV program called 'Big Time Rush' to serve as our ambassadors. Today's announcement opens the platform to nearly everyone. We've been able to take the features that people love about apps like Instagram and wrap a monetization layer around them. This creates an entirely new social media monetization opportunity for brands and for users. Staree makes money in three ways: we serve display advertising around user-generated content, we offer photo and video sponsorships through product placement and we offer content licensing to third-party sites. With recently announced high-profile acquisitions like Instagram and the upcoming Facebook IPO we expect advertisers to continue increasing their digital marketing and social media spend. Our challenge will be to continue scaling our growth and reaching the top Fortune 500 brands with multi-million and multi-billion dollar marketing budgets. For the remainder of the 2012 fiscal year we will continue to invest heavily in sales and marketing with expected net losses ahead of investment through the year. The company expects to reach profitability in early 2013. Now I'd like to open the line for five minutes of Q & A.

OPERATOR: At this time, if you would like to ask a question please press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q & A roster.

OPERATOR: Again, if you would like to ask a question, please press star one.

OPERATOR: At this time, you have no questions.

TED MURPHY: Alright, I'd like to thank everyone for joining us this morning. A recording of this call will be available on the IZEA investor website by noon today. Thank you and have a great day.